                                   FORM 8-K/A

                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 11, 1998
                                                          ---------------



                              MICRODYNE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


MARYLAND                                          0-4384                          52-0856493
(State or other jurisdiction of          (Commission file number)     (IRS Employer Identification No.)
incorporation or organization)

3601 EISENHOWER AVENUE, ALEXANDRIA, VA                                                 22304
(Address of principal executive office)                                           (Zip Code)


                                 (703) 329-3700
              (Registrant's telephone number, including area code)



                                 Not Applicable
             ------------------------------------------------------
          (Former name or former address, if changed since last report)



The undersigned Registrant hereby amends its Current Report on Form 8-K dated August 11, 1998 by the addition of financial statements as follows:

Item 7.  Financial Statements and Exhibits

         (a) Financial statements of the business acquired:

             Apcom, Inc. Financial statements and Notes to the Financial Statements for the Years Ended October 31, 1997 and October 31, 1996 and Independent Auditors Report

             Apcom, Inc. Unaudited Balance sheet as of April 30, 1998

             Apcom, Inc. Unaudited Statement of Operations for the Six Months Ended April 30, 1998 and April 30, 1997

             Apcom, Inc. Unaudited Statement of Cashflow for the Six Months Ended April 30, 1998 and April 30, 1997

             Celerity Systems Incorporated Financial statements and Notes to the Financial Statements for the Years Ended December 31, 1997 and December 31, 1996 and Independent Auditors Report

             Celerity Systems Incorporated Unaudited Balance sheet as of June 30, 1998

             Celerity Systems Incorporated Unaudited Statement of Operations for the Six Months Ended June 30, 1998 and June 30, 1997

             Celerity Systems Incorporated Unaudited Statement of Cashflow for the Six Months Ended June 30, 1998 and June 30, 1997

                                   APCOM, INC.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                                                    April 30,
                                                                      1998
                                                                   -----------

ASSETS
CURRENT ASSETS
    Cash                                                                 $   -
    Accounts receivable, net                                           847,195
    Inventories                                                      2,396,809
    Prepaid expenses and deposits                                       34,985
    Deferred income tax asset                                           64,272
                                                                   -----------
        Total current assets                                         3,343,261

PROPERTY AND EQUIPMENT, net
    Furniture and Equipment                                            237,484
    Leasehold improvements                                              26,274
                                                                   -----------
        TOTAL PROPERTY AND EQUIPMENT, NET                              263,758
OTHER ASSETS                                                            78,405
                                                                   -----------

        Total assets                                               $ 3,685,424
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Current maturities of long-term obligations                    $   336,239
    Accounts payable - trade                                           757,027
    Advance Payments                                                   147,600
    Deferred Rent - Current portion                                     11,455
    Corporate Income taxes                                               5,790
    Accrued liabilities                                                286,296
            Total current liabilities                                1,544,407

LONG-TERM OBLIGATIONS, net of current maturities                       121,674
COMMITMENTS AND CONTINGENCIES                                                -
STOCKHOLDERS' EQUITY
  Common stock                                                          30,910
  Additional paid-in capital                                            93,446
  Retained earnings (deficit)                                        1,894,987
                                                                   -----------
           Total stockholders' equity                                2,019,343
                                                                   -----------

           Total liabilities and stockholders' equity              $ 3,685,424
                                                                   ===========

                                   APCOM, INC.
                            STATEMENTS OF OPERATIONS
                            FOR THE SIX MONTHS ENDED
                                   (UNAUDITED)


                                                                          April 30,         April 30,
                                                                            1998               1997
                                                                         ----------         ----------
Revenue                                                                  $5,168,581         $4,067,061


Cost of goods sold                                                        4,190,068          3,322,621
                                                                         ----------         ----------
     Gross profit                                                           978,513            744,440

Operating expenses:
     Selling, general and administrative expense                            822,480            877,653

Earnings from continuing operations                                         156,033           (133,213)
Other expense, net                                                          (34,516)            18,182
                                                                         ----------         ----------
       Earnings from continuing operations
        before income taxes                                                 121,517           (151,395)
Provision for income taxes                                                        -                 -

                                                                         ----------         ----------
       Net earnings from operations                                         121,517           (151,395)
                                                                         ==========         ==========

                                   APCOM, INC.
                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                                            Six Months Ended
                                                                         4/30/97         4/30/98
                                                                       ---------------------------

Increase (decrease) in Cash:
Cash flows from operating activities:
  Net (loss) income                                                      ($151,395)       121,517
  Adjustments to reconcile net (loss) income to net cash
     from operating activities:
        Depreciation and amortization                                         9,575        9,998
        Changes in assets and liabilities:
           Decrease in accounts receivable                                  354,967     1,145,200
           (Increase) in inventories                                      (308,312)     (398,791)
           (Increase) in prepaid expenses                                  (10,526)      (11,697)
           Increase in other assets                                        (10,500)             -
           (Decrease) in accounts payable and other                       (152,625)     (670,920)
           accruals
                                                                       ---------------------------

             Net cash (used in ) provided by operations                   (268,816)       195,307

Cash flows from investing activities:
  Proceeds from sale of  property and equipment                              37,164        18,937

                                                                       ---------------------------
             Net cash provided by investing activities                       37,164        18,937
                                                                       ---------------------------

Cash flows from financing activities:
  Proceeds (payments) on bank debt                                          227,208     (218,809)
  Issuance of common stock                                                        2
                                                                                              (1)

                                                                       ---------------------------
             Net cash provided by (used in) financing activities            227,210     (218,810)
                                                                       ---------------------------

Net decrease in Cash                                                        (4,442)       (4,566)
Cash at beginning of period                                                  4,442         4,566
                                                                       ---------------------------
Cash at end of period                                                     $       -     $       -
                                                                       ===========================

                                   APCOM, INC.

                              FINANCIAL STATEMENTS

                      YEARS ENDED OCTOBER 31, 1997 AND 1996

                                       AND

                          INDEPENDENT AUDITORS' REPORT

                                TABLE OF CONTENTS


DESCRIPTION

Independent Auditors' Report

Balance Sheets

Statements of Stockholders' Equity

Statements of Income

Statements of Cash Flows

Notes to Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Apcom, Inc.

    We have audited the accompanying balance sheets of Apcom, Inc. as of October 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apcom, Inc. as of October 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



December 17, 1997                                   Rubino & McGeehin, Chartered
Bethesda, Maryland                                  Certified Public Accountants

                                   APCOM, INC.
                                 BALANCE SHEETS
                            OCTOBER 31, 1997 AND 1996

                                   ----------


                                               ASSETS

                                                                                             1997                      1996
                                                                                             ----                      ----
Current assets
      Cash                                                                            $         4,566          $        4,442
      Accounts receivable                                                                   1,989,759               1,391,604
      Inventory                                                                             1,998,018               1,378,039
      Notes receivable                                                                              -                  33,751
      Employee advances                                                                         2,635                       -
      Prepaid expenses                                                                         23,288                  12,165
      Deferred taxes, current portion                                                          50,622                  37,630
                                                                                        -------------             -----------

           Total current assets                                                             4,068,888               2,857,631

Fixed assets, net                                                                             292,694                 334,048
Other assets                                                                                   78,405                  66,359
Deferred taxes                                                                                 13,650                   9,750
                                                                                        -------------             -----------

           Total assets                                                               $     4,453,637          $    3,267,788
                                                                                        =============             ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
      Accounts payable                                                                $        787,385          $      706,132
      Bank overdraft                                                                           385,458                  50,810
      Accrued expenses                                                                         340,715                 240,034
      Customer deposit                                                                         342,600                       -
      Income taxes payable                                                                       5,790                  18,500
      Deferred rent, current portion                                                            16,697                   6,559
      Notes payable, current portion                                                           544,853                 228,659
                                                                                         -------------            ------------

           Total current liabilities                                                         2,423,498               1,250,694

Long-term liabilities, less current portion
      Notes payable                                                                             22,450                  46,197
      Deferred rent                                                                            104,178                  83,945
                                                                                         -------------            ------------

           Total liabilities                                                                 2,550,126               1,380,836
                                                                                         -------------            ------------

Stockholders' equity
      Common stock                                                                              30,910                  30,910
      Additional paid-in capital                                                                93,447                  93,447
      Retained earnings                                                                      1,779,154               1,762,595
                                                                                         -------------            ------------

           Total stockholders' equity                                                        1,903,511               1,886,952
                                                                                         -------------            ------------

           Total liabilities and stockholders' equity                                 $      4,453,637          $    3,267,788
                                                                                         =============            ============




   The accompanying notes are an integral part of these financial statements.

                                   APCOM, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      YEARS ENDED OCTOBER 31, 1997 AND 1996



                                                                                Additional                              Total
                                                  Shares          Common          Paid-In            Retained       Stockholders'
                                               Outstanding        Stock           Capital            Earnings          Equity
                                               -----------        -----           -------            --------          ------

Balance at October 31, 1995                      3,079,030     $    30,790     $     89,397       $   1,552,838     $  1,673,025

Sale of common stock                                12,000             120            4,050                   -            4,170

Net income                                               -               -                -             209,757          209,757
                                               -----------      ----------       ----------        ------------       ----------

Balance at October 31, 1996                      3,091,030          30,910           93,447           1,762,595        1,886,952

Net income                                               -               -                -              16,559           16,559
                                               -----------      ----------       ----------        ------------       ----------

Balance at October 31, 1997                      3,091,030     $    30,910     $     93,447       $   1,779,154     $  1,903,511
                                               ===========      ==========      ===========        ============       ==========




   The accompanying notes are an integral part of these financial statements.

                                   APCOM, INC.
                              STATEMENTS OF INCOME
                      YEARS ENDED OCTOBER 31, 1997 AND 1996


                                                                  1997                     1996
                                                                  ----                     ----

Sales                                                        $    9,313,577           $  8,799,288

Cost of sales                                                     7,441,208              6,925,055
                                                               ------------             ----------

Gross profit                                                      1,872,369              1,874,233

General and administrative expenses                               1,822,208              1,553,485
                                                               ------------             ----------

Income from operations                                               50,161                320,748

Other income (expense)
      Interest expense                                              (50,035)               (32,570)
      Interest income                                                   403                  5,791
      Other, net                                                      1,267                      -
                                                               ------------             ----------

Income before income taxes                                            1,796                293,969

Provision (benefit) for income taxes                                (14,763)                84,212
                                                               ------------             ----------

Net income                                                   $       16,559           $    209,757
                                                               ============            ===========









   The accompanying notes are an integral part of these financial statements.

                                   APCOM, INC.
                            STATEMENTS OF CASH FLOWS
                      YEARS ENDED OCTOBER 31, 1997 AND 1996


                                                                                              1997                1996
                                                                                              ----                ----
Cash flows from operating activities:
      Net income                                                                      $      16,559          $     209,757
      Adjustment to reconcile net income to net cash
           From operating activities:
                Depreciation and amortization                                               149,642                160,719
                Deferred income taxes                                                       (16,892)               (47,380)
                Gain on disposal of fixed assets                                             (1,267)                     -
                (Increase) decrease in:
                     Accounts receivable                                                   (598,155)                65,088
                     Employee advances                                                       (2,635)                     -
                     Inventory                                                             (619,979)              (561,137)
                     Prepaid expenses and other assets                                      (23,169)                (5,083)
                Increase (decrease) in:
                     Accounts payable                                                        81,253                242,795
                     Accrued expenses                                                       100,681               (148,255)
                     Customer deposit                                                       342,600                      -
                     Income taxes payable                                                   (12,710)               (82,696)
                     Deferred rent                                                           30,371                 (2,748)
                                                                                         ----------             ----------

           Net cash used by operating activities                                           (553,701)              (168,940)
                                                                                         ----------             ----------

Cash flows from investing activities:
      Collections on notes receivable                                                        33,751                136,494
      Purchase of fixed assets                                                             (110,121)              (246,573)
      Proceeds from sale of fixed assets                                                      3,100                      -
                                                                                         ----------             ----------

           Net cash used by investing activities                                            (73,270)              (110,079)
                                                                                         ----------             ----------

Cash flows from financing activities:
      Payments made on long-term debt                                                       (57,553)               (88,177)
      Net proceeds from line of credit                                                      350,000                150,000
      Bank overdraft                                                                        334,648                 50,810
      Issuance of common stock                                                                    -                  4,170
                                                                                         ----------             ----------

           Net cash provided by financing activities                                        627,095                116,803
                                                                                         ----------             ----------

Net increase (decrease) in cash                                                                 124               (162,216)

Cash, beginning of year                                                                       4,442                166,658
                                                                                         ----------             ----------

Cash, end of year                                                                     $       4,566          $       4,442
                                                                                         ==========             ==========






   The accompanying notes are an integral part of these financial statements.

                                   APCOM, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 1997 AND 1996

                                     -------



1.    ORGANIZATION

      The Company was incorporated in May 1983 under the laws of the State of Maryland. The Company designs and manufactures electronic equipment for sale primarily to agencies of the federal government and government contractors.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. Accounting policies which affect significant aspects of the Company's financial statements are summarized below.

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

      Revenue Recognition

      The Company's revenue is primarily from the federal government under purchase orders, prime contracts and subcontracts. Revenue is billed and recognized as products are shipped. This approximates the percentage-of-completion method of accounting for contracts.

      Depreciation and Amortization

      Fixed assets are stated at cost. The Company provides for depreciation and amortization by charges, on the straight-line method, to operating expenses based on estimated useful lives.

      Maintenance and repair costs are charged to expense as incurred. Replacements and betterments are capitalized. At the time properties are retired or otherwise disposed of, the property and related accumulated depreciation or amortization accounts are relieved of the applicable amounts and any gain or loss is credited or charged to income.

      Inventory

      Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

                                   APCOM, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 1997 AND 1996

                                     -------


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Income Taxes

      Deferred taxes are determined based on the estimated future tax effects of the differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. The provision for income taxes consists of the income tax payable for the current year and the change in the deferred income tax asset or liability.

3.    ACCOUNTS RECEIVABLE

      Accounts receivable at October 31, 1997 and 1996 consist of the following:

                                                1997                 1996
                                                ----                 ----

         U.S. Government prime contracts    $     728,100       $     584,800
         U.S. Government subcontractors
            and commercial customers            1,261,659             806,804
                                             ------------        ------------

                    Total                   $   1,989,759       $   1,391,604
                                             ============        ============

      Accounts receivable from four commercial customers in 1997 and two commercial customers in 1996 totalled $1,092,614 and $604,801, respectively.

4.    INVENTORIES

      The following are the major components of inventory at October 31:

                                                1997                1996
                                                ----                ----

         Parts inventory                    $   1,296,432        $    873,883
         Work-in-progress                         701,586             504,156
                                             ------------        ------------

                    Total                   $   1,998,018        $  1,378,039
                                             ============        ============

                                   APCOM, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 1997 AND 1996

                                     -------





5.    FIXED ASSETS

      Fixed assets consist of the following at October 31:

                                                1997                 1996
                                                ----                 ----

         Furniture and equipment            $     975,010       $  1,207,637
         Capitalized leases                             -            399,355
         Capitalized software costs                15,000             31,114
         Leasehold improvements                    36,366             23,513
                                             ------------        -----------

                    Total                       1,026,376          1,661,619
         Less:  accumulated depreciation
              and amortization                    733,682          1,327,571
                                             ------------        -----------

                    Net                     $     292,694       $    334,048
                                             ============        ===========


6.    NOTES RECEIVABLE

      Notes receivable at October 31, 1996, consisted of two notes from employees. The amounts were due and collected during the year ended October 31, 1997.

7.    NOTES PAYABLE

      Notes payable consist of the following at October 31:

                                                                                           1997                1996
                                                                                           ----                ----

       Line of credit                                                                   $  500,000         $ 150,000

       Note to bank, payable in monthly installments
       of $5,429, interest at 7.2% per annum, secured
       by substantially all of the Company's assets.  Final
       payment made April 1, 1997.                                                               -            32,571

       Note to bank, payable in monthly installments of $1,250,
       interest at 9.0% per annum, secured by substantially
       all of the Company's assets.                                                         57,945            67,191

       Notes payable to former stockholders
       for the purchase of their stock.  The notes are
       payable in combined monthly installments of
       $1,465 including interest at 7% per annum.                                            9,358            25,094
                                                                                         ---------          --------

                  Total                                                                    567,303           274,856

                  Less:  current portion                                                   544,853           228,659
                                                                                         ---------          --------

                  Long-term portion                                                     $   22,450         $  46,197
                                                                                         =========          ========

                                 APCOM, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                    YEARS ENDED OCTOBER 31, 1997 AND 1996

                                -------------


7.    NOTES PAYABLE (CONTINUED)

      The Company has a line of credit agreement for a maximum of $1,000,000 which expires on March 31, 1998. The agreement includes interest payable monthly at prime and is secured by substantially all of the Company's assets including a life insurance policy on the Company's CEO. The agreement provides for certain financial covenants, including ratios for debt and net worth requirements. At October 31, 1997, the Company is not in compliance with all of the aforementioned covenants. However, management believes that it is likely that the violation of the covenants will be waived.

      The following is a schedule, by year, of future minimum note payments at October 31, 1997:

         Year ending October 31,       1998         $  544,853
                                       1999             15,000
                                       2000              7,450
                                                     ---------

                                                    $  567,303
                                                     =========

8.    CUSTOMER DEPOSIT

      The Company received a customer deposit of $394,600, representing 25% of a contract. As items are shipped, the deposit is reduced and revenue is recognized. The balance at October 31, 1997, was $342,600. The Company issued a letter of credit from a bank that expires June 30, 1998, to secure the remaining deposit due to the customer.

9.    COMMITMENTS AND CONTINGENCIES

      Operating Lease

      The Company has an office space which expires June 30, 2002. The lease includes a rental abatement period and annual increases of 3%. The total rent payments are being expensed on a straight-line basis over the lease term resulting in a deferred rent liability. The future minimum lease payments are as follows:

         Year ending October 31,       1998         $  165,311
                                       1999            170,266
                                       2000            175,374
                                       2001            180,639
                                       2002            122,818
                                                     ---------

                                                    $  814,408
                                                     =========


      Rent expense for office space amounted to $217,248 and $163,724 for the years ended October 31, 1997 and 1996, respectively.

                                   APCOM, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 1997 AND 1996

                                  ------------

10.   INCOME TAXES

      The Company utilizes the accrual accounting method for tax reporting purposes. Deferred income taxes arise primarily from the differences in the treatment of accrued vacation and depreciation expense for book and tax purposes.

      The provision for income taxes consists of the following for the years ended October 31:

                                                                               1997              1996
                                                                               ----              ----

         Current provision, net of $25,855 research
            and development credits in 1996                                 $    2,129        $  131,592
         Deferred provision (benefit)                                          (16,892)          (47,380)
                                                                              --------          --------

            Total provision (benefit)                                       $  (14,763)       $   84,212
                                                                              ========          ========


      The provision for income taxes includes the effect of state income taxes and certain expenses which are not deductible for tax purposes, offset by the benefit of the above-mentioned research and development tax credit and changes in tax expense estimates.

11.   RETIREMENT PLAN

      The Company has established a 401(k) type tax deferred savings plan. The plan provides for contributions by employees and matching contributions by the employer. The Company contributed $49,240 and $44,037 to the plan during the years ended October 31, 1997 and 1996, respectively.

12.   STOCK OPTION PLAN

      The Company has a stock option plan to create additional incentives for the Company's key employees. The Board of Directors has sole authority to select full-time employees to receive awards of options for the purchase of stock. The price of the options is set at the estimated fair market value of the common stock, as determined by the Board on the date the option is granted. Options can be exercised when issued, vest over four years, and expire five years from issue date. Stock option transactions under the plan for the years ended October 31, 1997 and 1996, are summarized as follows:

                                   APCOM, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 1997 AND 1996

                                     -------



12.   STOCK OPTION PLAN (CONTINUED)

                                                                                Weighted
                                                          Number of             Average
                                                           Shares            Exercise Price
                                                           ------            --------------

         Options outstanding, October 31, 1995               600,000               36(cent)
              Granted in 1996                                350,000               46
              Exercised in 1996                              (12,000)              34
              Canceled in 1996                              (265,000)              32.5
                                                          ----------

         Options outstanding, October 31, 1996               673,000               44
              Granted in 1997                                 50,000               64
              Exercised in 1997                                    -                -
              Cancelled in 1997                             (100,000)              46
                                                          ----------

         Options outstanding and exercisable,
              October 31, 1997 (exercise price
              range of 33(cent)to 64(cent))                  623,000              .45(cent)
                                                          ==========


      The stock option plan is accounted for under Accounting Principles Board (APB) Opinion No. 25. Accordingly, no compensation has been recognized for the plan. Had compensation cost for the plan been determined based on the estimated fair value of the options at the grant dates consistent with the method of Statement on Financial Accounting Standards (SFAS) No. 123, proforma net income (loss) would have been approximately ($10,000) and $180,000 for the years ended October 31, 1997 and 1996, respectively. The value of the compensation related to the vested stock options is based on the estimated current value of the stock and the present value of the exercise price discounted at 6% over an average exercise period of four years.

13.   COMMON STOCK

      The Company has 1(cent)par value common stock. At October 31, 1997 and 1996, there were 20,000,000 shares authorized and 3,091,030 issued and outstanding.

14.   RELATED PARTY TRANSACTIONS

      During the year ended October 31, 1997, the Company utilized a subcontractor that is owned in part by Company stockholders, to perform engineering services. The total paid to the related party was $354,800.

                                   APCOM, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                YEARS ENDED OCTOBER 31, 1997 AND OCTOBER 31, 1996

                                     -------



15.   SUPPLEMENTAL CASH FLOW INFORMATION

      Cash was paid during the years ended October 31, 1997 and 1996, for the following:

                                             1997                 1996
                                             ----                 ----

         Interest                        $     50,035         $     32,570
                                           ==========           ==========

         Income taxes                    $          -         $    170,000
                                           ==========           ==========

                             CELERITY SYSTEMS, INC.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                                                      June 30,
                                                                       1998
                                                                    ------------

ASSETS
CURRENT ASSETS
    Cash                                                           $   209,916
    Accounts receivable, net                                         2,245,268
    Inventories                                                      1,343,432
    Income tax receivable                                            1,246,759
    Prepaid expenses and deposits                                       22,524
                                                                     ---------
        Total current assets                                         5,067,899

PROPERTY AND EQUIPMENT, net                                            311,122

OTHER ASSETS                                                            38,819
                                                                   -----------

        Total assets                                               $ 5,417,840
                                                                   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Current maturities of long-term obligations                         25,115
    Accounts payable - trade                                           413,240
    Accrued liabilities                                                902,121
           Total current liabilities                                 1,340,476

NOTE PAYABLE                                                            50,000

STOCKHOLDERS' EQUITY
     Common stock                                                      225,300
     Additional paid-in capital                                      1,153,200
     Retained earnings (deficit)                                     2,648,864
                                                                     ---------
           Total stockholders' equity                                4,027,364
                                                                   -----------

           Total liabilities and stockholders' equity              $ 5,417,840
                                                                   ===========

                             CELERITY SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS
                            FOR THE SIX MONTHS ENDED
                                   (UNAUDITED)


                                                                           June 30,           June 30,
                                                                            1998               1997
                                                                      ------------------------------------


Revenue                                                                 $ 4,197,697        $  2,535,625

Cost of goods sold                                                        1,382,499             711,453
                                                                       ------------             -------
     Gross profit                                                         2,815,198           1,824,172

Operating expenses:
     Research and Development                                               586,443             359,331
     Selling, general and administrative expense                          2,393,111             584,912

Earnings from continuing operations                                        (164,356)            879,929
Other expense, net                                                          (15,901)             (8,730)
                                                                      --------------             -------
        Earnings from continuing operations
           before income taxes                                             (148,455)            888,659
Provision for income taxes                                                 (914,759)            375,168

                                                                      ------------------------------------
        Net earnings from operations                                        766,304             513,491
                                                                      ====================================

                             CELERITY SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                       Six Months Ended
                                                                                   6/30/97           6/30/98
                                                                                ------------------------------
Increase (decrease) in Cash:
Cash flows from operating activities:
     Net income                                                                    $513,491           604,680
     Adjustments to reconcile net income to net cash
        from operating activities:
            Depreciation and amortization                                            14,565            32,496
            Changes in assets and liabilities:
                Decrease (increase) in accounts receivable                          731,887       (1,761,756)
                (Increase) in inventories                                         (232,812)         (712,304)
                Decrease in prepaid expenses                                          2,865           136,074
                Increase in other assets                                           (17,167)          (14,544)
                Decrease (Increase) in deferred tax asset                            96,564       (1,092,759)
                (Decrease) increase in accounts payable and other accruals        (533,787)           355,353
                                                                                ------------------------------

                  Net cash provided by (used in) operations                         575,606       (2,452,760)


Cash flows from investing activities:
     Additions to  property and equipment                                          (50,631)         (128,986)

                                                                                ------------------------------
                  Net cash (used in) investing activities                          (50,631)         (128,986)
                                                                                ------------------------------

Cash flows from financing activities:
     Proceeds from bank debt                                                         23,855            55,115
     Issuance of common stock                                                             -         1,068,000

                                                                                ------------------------------
                  Net cash provided by financing activities                          23,855         1,123,115
                                                                                ------------------------------

Net increase (decrease) in Cash                                                     548,830        (1,458,631)
Cash at beginning of period                                                         146,091         1,668,547
                                                                                ------------------------------
Cash at end of period                                                              $694,921          $209,916
                                                                                ==============================

                          CELERITY SYSTEMS INCORPORATED

                              Financial Statements
                           December 31, 1997 and 1996

                                  Together with
                                Auditors' Report

June 23, 1998

Board of Directors
Celerity Systems Incorporated
Cupertino, California

We have audited the accompanying balance sheet of CELERITY SYSTEMS INCORPORATED (a California corporation), as of December 31, 1997 and 1996, and the related statements of income and expense, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Celerity Systems Incorporated as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Ireland SanFilippo, LLP

                          CELERITY SYSTEMS INCORPORATED
                                  Balance Sheet

                                     ASSETS

                                                            December 31,      December 31,
                                                           -------------------------------
                                                                1997            1996
                                                           ---------------  --------------
Current assets:

 Cash                                                    $    1,668,547   $      146,091

  Accounts receivable                                           483,512        1,173,465

  Inventories                                                   631,128          401,009

  Prepaid expenses                                              158,598           15,948

  Deferred income taxes                                         154,000           93,000
                                                          --------------   --------------

      Total current assets                                    3,095,785        1,829,513
                                                          --------------   --------------

Fixed assets, at cost:

  Machinery and equipment                                        42,995           27,672

  Computer equipment                                            215,141           72,358

  Software and other                                             10,727            2,103
                                                          --------------   --------------

                                                                268,863          102,133

  Less accumulated depreciation                                  54,231           25,717
                                                          --------------   --------------

                                                                214,632           76,416
                                                          --------------   --------------

Deposits and other                                               24,275            8,028
                                                          --------------   --------------

                                                         $    3,334,692   $    1,913,957
                                                          ==============   ==============

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                             December 31,           December 31,
                                                          --------------------------------------
                                                               1997                    1996
                                                          ---------------         --------------

Current liabilities:

  Accounts payable - trade                                $       174,212          $      39,728
  Accrued expenses:

    Salaries and wages                                            103,022                105,797

    Bonuses                                                       415,560                400,000

    Accrued commissions                                           188,145                232,924

    Accrued 401(k) contributions                                   40,143                      -

  Income taxes payable                                                  -                 29,467

  Customer deposits                                                     -                 31,245

  Other                                                            38,926                  5,351
                                                          ---------------         --------------


    Total current liabilities                                     960,008                844,512

Long-term liabilities:

  Deferred income taxes                                            20,000                 10,000
                                                          ---------------         --------------


      Total liabilities                                           980,008                854,512
                                                          ---------------         --------------

Commitments and contingencies
Stockholders' equity:
  Common stock, no par value, 5,000,000
   shares authorized, 2,483,800 shares
   issued and outstanding                                         310,500                310,500

   Retained earnings                                            2,044,184                748,945
                                                          ---------------         --------------

                                                                2,354,684              1,059,445
                                                          ---------------         --------------

                                                          $     3,334,692          $   1,913,957
                                                          ===============          =============

                         CELERITY SYSTEMS INCORPORATED
                        Statement of Income and Expense

                                                                            Year Ended
                                                               December 31,            December 31,
                                                            --------------------------------------------
                                                                   1997                    1996
                                                            --------------------    --------------------
Sales                                                       $          6,589,750    $          5,543,320

Cost of goods sold                                                     1,932,515               1,806,804
                                                            --------------------    --------------------

      Gross profit                                                     4,657,235               3,736,516
                                                            --------------------    --------------------

Operating expenses:

  General and administrative                                             811,439                 446,465

  Research and development                                               861,511                 783,991

  Marketing and sales                                                    927,041               1,256,317
                                                            --------------------    --------------------

                                                                       2,599,991               2,486,773
                                                            --------------------    --------------------

      Income from operations                                           2,057,244               1,249,743


Interest income, net                                                      27,063                   5,122
                                                            --------------------    --------------------

    Income before provision for (benefit from)
     income taxes                                                      2,084,307               1,254,865
                                                            --------------------    --------------------

Provision for (benefit from) income taxes

  Current                                                                840,068                 538,408

  Deferred                                                              (51,000)                (83,000)
                                                            --------------------    --------------------


                                                                         789,068                 455,408
                                                            --------------------    --------------------


      Net income                                            $          1,295,239    $            799,457
                                                            ====================    ====================


Basic net income per common share                           $              0.52     $               0.32

Diluted net income per common share                         $              0.45     $               0.32

                         CELERITY SYSTEMS INCORPORATED
                        Statement of Retained Earnings

                                                           Year Ended
                                                          December 31,
                                           --------------------------------------------
                                                  1997                    1996
                                           --------------------    --------------------

Balance, beginning of year                 $           748,945     $           (50,512)


      Net income                                     1,295,239                 799,457
                                           --------------------    --------------------


Balance, end of year                       $         2,044,184     $           748,945
                                           ====================    ====================

                         CELERITY SYSTEMS INCORPORATED
                            Statement of Cash Flows
               Increase (Decrease) in Cash and Cash Equivalents

                                                                                    Year Ended
                                                                       December 31,            December 31,
                                                                    --------------------------------------------
                                                                           1997                    1996
                                                                    --------------------    --------------------
Cash flows from operating activities:
  Net income                                                        $         1,295,239     $           799,457
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                                              29,432                  15,877
      Deferred income tax provision                                            (51,000)                (83,000)
      Decrease (increase) in operating assets:
          Accounts receivable                                                   689,954               (483,145)
          Inventories                                                         (230,119)               (202,918)
          Prepaid expenses                                                    (142,650)                (15,948)
      Increase (decrease) in operating liabilities:
          Accounts payable                                                      134,484                (46,961)
          Accrued expenses                                                       10,480                 243,979
          Income taxes payable                                                 (29,467)                (61,832)
                                                                    --------------------    --------------------

Net cash provided by operating activities                                     1,706,353                 165,509
                                                                    --------------------    --------------------

Cash flows from investing activities:
  Deposits on facilities                                                       (17,167)                   1,040
  Acquisition of fixed assets                                                 (166,730)                (48,327)
                                                                    --------------------    --------------------

Net cash used by investing activities                                         (183,897)                (47,287)
                                                                    --------------------    --------------------

Cash flows used by financing activities:
  Principal payments on long-term debt                                                -               (114,038)
                                                                    --------------------    --------------------


Increase in cash and cash equivalents                                         1,522,456                   4,184

  Cash and equivalents, beginning of year                                       146,091                 141,907
                                                                    --------------------    --------------------
  Cash and equivalents, end of year                                 $         1,668,547     $           146,091
                                                                    ====================    ====================

                                 Supplemental disclosure of cash flow information
                                 ------------------------------------------------
  Cash paid during the year for:
    Interest                                                         $                -     $             2,831
    Income taxes                                                     $          840,068     $           577,258

Note 1 - Organization and operations:

Celerity Systems, Inc. (the "Company"), a California corporation formed in 1994, designs and manufactures high speed data acquisition and playback circuit boards. The Company also integrates their own products with third party products to form complete signal processing systems for customers primarily in the United States. For the years ended December 31, 1997 and 1996, sales to customers which comprised 10% or more of the Company's annual revenues are as follows:

                                                                                    1997                           1996
                                                                           ------------------------       ------------------------
                                          Customer A                                 12%                            28%
                                          Customer B                            Less than 10%                       13%
                                          Customer C                            Less than 10%                       10%
                                          Customer D                                 24%                       Less than 10%
                                          Customer E                                 21%                       Less than 10%
                                          Customer F                                 14%                       Less than 10%

Note 2 - Summary of significant accounting policies:

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Concentration of credit risk - The Company has cash on deposit with a federally insured bank in excess of the $100,000 maximum amount insured by the Federal Deposit Insurance Corporation.

Accounts receivable - The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of its customers, maintaining allowances for potential credit losses which, when realized, have been within management's expectations.

Inventories - Inventories are stated at the lower of first-in, first-out cost or market.

Fixed assets - Fixed assets are stated at cost and depreciated over their estimated useful lives using the straight-line method for financial purposes and accelerated methods for income tax reporting purposes.

Intangible assets - Organization costs are being amortized over five years using the straight-line method.

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes. These deferred taxes are measured by applying currently enacted tax laws.

Stock compensation - The Company accounts for its stock option activity under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which establishes accounting and disclosure requirements using a fair value method of accounting for stock-based employee compensation plans. Under SFAS No. 123, the Company may either adopt the new fair value based accounting method or continue the intrinsic value-based method and provide pro forma disclosures of net income as if the accounting provisions of SFAS No. 123 had been adopted. The Company has adopted the proforma disclosure method; therefore, such adoption will have no effect on the Company's net income or cash flows.

 Earnings per share - Basic earnings per share is computed using the weighted average number of common shares outstanding during the reporting period. Earnings per share assuming dilution is computed using the weighted average number of common shares and the dilutive effect of potential common shares outstanding. The following is a reconciliation of the number of shares
                 (denominator) used in the Company's basic and
                  diluted net income per share computations:

                                                                                       1997                       1996
                                                                                --------------------       --------------------
           Basic weighted average common shares                                           2,483,000                  2,483,000
           Dilutive stock options                                                           382,500                          -
                                                                                --------------------       --------------------

           Diluted weighted average common shares                                         2,865,500                  2,483,000
                                                                                ====================       ====================

Reclassifications - Certain 1996 balances have been reclassified to conform to the 1997 financial statement presentation. These reclassifications have no effect on previously reported net income.

Note 3 - Inventories:

Inventories at December 31, 1997 and 1996 consisted of the following:

                                                                                      1997                       1996
                                                                               --------------------       --------------------
                        Raw materials                                       $              413,174     $              261,991
                        Work in process                                                    217,954                    139,018
                                                                               --------------------       --------------------

                                                                            $              631,128     $              401,009
                                                                               ====================       ====================

Note 4 - Line of credit:

The Company has a line of credit agreement, expiring in June 1998, with Citibank. Borrowings under the agreement are secured by substantially all assets of the Company, bear interest at the bank's base rate plus 1.25% (9.75% at December 31, 1997), are guaranteed by certain shareholders, and are limited to $500,000.

Note 5 - Employee benefit plans:

The Company has a 401(k) Profit Sharing Plan (the "Plan") in which employees who have met certain service and eligibility requirements may participate. Each eligible employee may elect to contribute to the Plan, and the Company may make discretionary matching contributions. Contributions were $73,178 during the year ended December 31, 1997. No contributions were made during the year ended December 31, 1996.

Note 6 - Income taxes:

Deferred tax assets and liabilities in the accompanying balance sheet include the following:

                                                            1997                                          1996
                                           ----------------------------------------      ----------------------------------------
                                                                         Non-                                         Non-
                                                Current                Current                Current               Current
                                           ------------------     -----------------      -----------------     ------------------

     Federal
          Deferred tax assets            $           141,000     $          1,000       $          85,000     $                -
          Deferred tax liabilities                   (8,000)              (19,000)                (5,000)               (10,000)
                                           ------------------     -----------------      -----------------     ------------------
                                                     133,000              (18,000)                 80,000               (10,000)
                                           ------------------     -----------------      -----------------     ------------------

     State
          Deferred tax assets                         21,000                     -                 13,000                      -
          Deferred tax liabilities                         -               (2,000)                      -                      -
                                           ------------------     -----------------      -----------------     ------------------
                                                      21,000               (2,000)                 13,000                      -
                                           ------------------     -----------------      -----------------     ------------------

                                         $           154,000     $        (20,000)      $          93,000     $         (10,000)
                                           ==================     =================      =================     ==================

The book basis of property and equipment exceeds its tax basis by the cumulative amount that accelerated depreciation exceeds straight-line depreciation. The excess will be taxable in future periods through decreased depreciation deductions. Certain expenses recognized currently for financial reporting purposes are not deductible for income tax purposes until paid in future periods.

A reconciliation between the expected income tax provision at the federal statutory tax rate and the reported income tax provision is as follows:

                                                                                        1997                     1996
                                                                                  ------------------       ------------------
       Expected provision at federal statutory rate                            $            708,700     $            427,000
       Provision for state income tax, net of federal benefit                               127,900                   77,000
       Effect of research and development credit                                           (52,000)                 (49,000)
       Other                                                                                  4,468                      408
                                                                                  ------------------       ------------------
                                                                               $            789,068     $            455,408
                                                                                  ==================       ==================

Note 7 - Common stock:

At December 31, 1997, 800,000 shares of common stock have been reserved for issuance to employees under the 1996 Stock Option Plan (the "Plan"). Incentive or non-statutory stock options can be granted at not less than 100% and 85%, respectively, of the fair market value of the stock on the date the option is granted, as determined by the Board of Directors. Option grants are exercisable immediately and vest at a rate of 25% one year after date of the grant and then at a rate of 6% per quarter thereafter. If unexercised, options will generally expire upon the earlier of ten years from the date of grant or upon termination as an employee of the Company. During 1996 and 1997, activity in the Plan was as follows:

                                                                              Options
                                       --------------------------------------------------------------------------------------
                                                                                              Exercise Price Per Share
                                                                                       --------------------------------------
                                         Available for                                                            Weighted
                                             Grant            Number Outstanding             Actual                Average
                                       ------------------     --------------------     --------------------------------------
     Balance, December 31, 1995                        -                        -              -                      -
          Shares reserved                        800,000                        -              -                      -
          Granted                              (682,500)                  682,500            $0.25                  $0.25
                                       ------------------     --------------------
     Balance, December 31, 1996                  117,500                  682,500            $0.25                  $0.25
          Granted                               (45,000)                   45,000         $0.25-$1.00               $0.75
          Terminated                              47,500                 (47,500)            $0.25                  $0.25
                                       ------------------     --------------------

     Balance, December 31, 1997                  120,000                  680,000         $0.25-$1.00               $0.30
                                       ==================     ====================

Additional information regarding options outstanding as of December 31, 1997 is as follows:

                                                                                                  Weighted Average
                                                                                                     Remaining
                      Exercise                                           Number                   Contractual Life
                       Price              Number Outstanding           Exercisable                    (years)
                 -------------------     ---------------------     --------------------     -------------------------
                       $0.25                           650,000                 369,875                          8.86
                       $1.00                           30,000                        -                          9.82

Fair values of options granted during 1996 and 1997 are estimated under the minimum value method, using an option life of ten years and risk-free interest rate of 6%, and are not material amounts.

Note 8 -Related party transactions:

The Company had the following transactions with an entity related through common ownership:

                                                        1997                    1996
                                                  ------------------     -------------------
     Sales to entity                           $            816,690   $           1,548,820

     Commissions to entity                     $            290,544   $             586,463

     Purchases from entity                     $             82,362   $              48,550

At December 31, 1997 and 1996, accrued commissions of approximately $160,000 and $200,000, respectively, payable to the related entity are included with accrued commissions in the accompanying balance sheet.

Note 9 - Commitments:

The Company leases its facility under an operating lease agreement, expiring in April 2000, which currently requires a monthly payment of approximately $16,000. Rent expense paid under this lease for the years ended December 31, 1997 and 1996 was approximately $147,000 and $27,000, respectively. At December 31, 1997, future minimum annual lease payments required are as follows:

           Year Ending
          December 31,                  Amount
     ----------------------       -------------------
             1998              $             202,347
             1999                            208,719
             2000                             52,578
                                  -------------------
                               $             463,644
                                  ===================

Note 10 - Subsequent events:

Subsequent to year end, the Company repurchased a total of 190,000 shares of its stock for $180,625.

                     In May 1998, the Company signed a letter of intent providing for the acquisition of substantially all of its assets and the assumption of substantially all of its liabilities by Microdyne Corporation

(b)        Pro Forma financial information

On August 11, 1998, the Company, through its wholly owned subsidiary MCTI Acquisition Corporation ("MCTI Acquisition"), acquired four affiliated, privately held companies for cash. MCTI Acquisition purchased all the outstanding stock of Apcom Inc. (Apcom) and Celerity Systems Inc. (Celerity), and the assets and certain liabilities of Acceleration Systems, Inc. (ASI) and Digital Telcom, Inc. (DTI) for approximately $17 million (the "Acquisition). Operations of the companies will be run in conjunction with those of the Company's wholly owned subsidiary, Microdyne Communications Technologies Incorporated, (MCTI) located in Ocala, Florida.

The following unaudited pro forma condensed consolidated statements of operations for the nine months ended June 30, 1998 and for the twelve months ended September 28, 1997 give effect as if the acquisition of Apcom, Inc. (Apcom) and Celerity Systems Incorporated (Celerity) occurred October 1, 1996 and 1997, respectively. The condensed consolidated balance sheet as of June 30, 1998 gives effect to the acquisition as if such transaction occurred on June 30, 1998.

The accompanying pro forma condensed consolidated financial statements have been prepared by the Company based on the historical financial statements of the Company, Apcom, and Celerity. Pro forma adjustments were made to the financial statements to account for the acquisition using the purchase method of accounting, and to give affect to the acquisition of minimal assets of ASI and DTI that arise solely from intercompany transactions with Apcom and Celerity. Assumptions and adjustments are discussed in the accompanying notes to the pro forma condensed consolidated financial statements. In the opinion of the Company's Management, all pro forma adjustments necessary to state fairly such pro forma financial information have been made. The unaudited pro forma condensed consolidated financial statements are not indicative of what actual results of operations would have been for the periods presented had the acquisition occurred on the dates indicated above. The financial statements are not intended to indicate the results of future operations or the financial position of the Company from the acquisition date onward.

MICRODYNE CORPORATION
PRO-FORMA CONSOLIDATED BALANCE SHEET
As of June 30, 1998
(in thousands of dollars)
UNAUDITED

                                                                                                             PRO-FORMA
                                                                                                 ----------------------------------
                                                      Microdyne       Apcom,        Celerity             Acquisition     Combined
                                                     Corporation       Inc.       Systems, Inc.   Notes  Adjustments     6/30/1998
                                                    ----------------------------------------------------------------   ------------
ASSETS
------
Current assets
     Cash                                           $         676          -              210                   -              886
     Accounts receivable-net                               13,418        1,652          2,246                               17,316
     Inventories                                            4,485        2,334          1,343      (4)          500          8,662
     Income tax receivable                                  1,046           84          1,247      (4)         (200)         2,177
     Prepaid expenses and deposits                          1,099           23             22                                1,144
     Current assets-discontinued operations                   270          -              -                                    270
     Deferred income taxes                                  4,056          274            -        (5)         (150)         4,180
                                                    -------------------------------------------         ------------   ------------
     Total current assets                                  25,050        4,367          5,068                   150         34,635

Property and equipment, net                                 5,322          287            311                    18          5,938
Deferred income taxes                                         123          -              -                     -              123
Non-current assets-discontinued operations                     21          -              -                     -               21
Goodwill                                                                   -              -        (6)        4,968          4,968
Research and development                                                   -              -        (6)          966            966
Other assets                                                  156           93             39      (3)          (92)           196
                                                    -------------------------------------------         ------------   ------------

     Total assets                                   $      30,672        4,747          5,418                 6,010         46,847
                                                    ===========================================         ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Current maturities of long-term obligations    $       4,924          468             25      (2)         (500)         4,917
     Accounts payable-trade                                 2,111          997            414      (3)           71          3,593
     Accrued liabilities                                    5,021          518            902      (1)        1,048          7,489
     Current liabilities-discontinued operations              409          -              -                                    409
     Other                                                                  10            -                                     10
                                                    -------------------------------------------         ------------   ------------
     Total current liabilities                             12,465        1,993          1,341                   619         16,418

Long-term obligations, net of current maturities            3,479          -              -        (2)       16,500         19,979
Deferred income taxes                                         -            -              -                     -
Other liabilities                                                          104             50      (3)          (40)           114

STOCKHOLDERS' EQUITY
     Common stock                                           1,307                                                            1,307
     Additional paid-in capital                            10,886                                                           10,886
     Retained earnings                                      2,535                                 (6)        (4,392)        (1,857)
     Net equity of companies acquired                         -          2,650          4,027                (6,677)           -
                                                    -------------------------------------------         ------------   ------------
     Total stockholders' equity                            14,728        2,650          4,027               (11,069)        10,336
                                                    -------------------------------------------         ------------   ------------

     Total liabilities and stockholders' equity     $      30,672        4,747          5,418                 6,010         46,847
                                                    ===========================================         ============   ============

MICRODYNE CORPORATION
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended September 28, 1997
(In thousands of dollars)
UNAUDITED

                                                                       HISTORICAL                          PRO-FORMA
                                                           -----------------------------------   --------------------------------
                                                            Microdyne    Apcom,    Celerity              Acquisition
                                                           Corporation    Inc.    Systems, Inc.  Notes   Adjustments   Combined
                                                           -----------------------------------   --------------------------------
Revenue                                                     $ 43,621      9,313       6,590                               59,524
Cost of sales                                                 25,473      5,576       1,933       (7)        (18)         32,964
                                                           -----------------------------------        ---------------------------
         Gross profit                                         18,148      3,737       4,657                   18          26,560

Operating expenses:
         Selling, general and administrative expense           8,511      1,822       1,739       (8)        319          12,391
         Research and development                              1,609      1,865         861                  -             4,335
                                                           -----------------------------------        ---------------------------
         Total operating expenses                             10,120      3,687       2,600                  319          16,726
                                                           -----------------------------------        ---------------------------

Earnings from continuing operations                            8,028         50       2,057                 (301)          9,834
Other expense, net                                              (994)       (48)         27       (2)     (1,155)         (2,170)
                                                           -----------------------------------        ---------------------------
         Earnings from continuing operations
         before income taxes                                   7,034          2       2,084               (1,456)          7,664

Provision for income taxes:                                    1,876        (15)        789       (5)       (277)          2,373
                                                           -----------------------------------        ---------------------------

         Net earnings from continuing operations               5,158         17       1,295               (1,179)          5,291

Loss from discontinued operations, net of tax effect         (33,603)       -           -                    -           (33,603)
                                                           -----------------------------------        ---------------------------

Net (loss) earnings                                         $(28,445)        17       1,295              $(1,179)       $(28,312)
                                                           ===================================        ===========================

Net earnings per share, continuing operations               $   0.40                                                    $   0.41
                                                           ==========                                                  ==========

Earnings (loss) per share, discontinued operations          $  (2.61)                                                   $  (2.61)
                                                           ==========                                                  ==========

Earnings (loss) per share                                   $  (2.21)                                                   $  (2.20)
                                                           ==========                                                  ==========

Weighted average shares (000's) outstanding, diluted          12,873                                                      12,873
                                                           ==========                                                  ==========

MICRODYNE CORPORATION
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the nine months ended June 30, 1998
(In thousands of dollars)
UNAUDITED

                                                                          HISTORICAL                            PRO-FORMA
                                                           ----------------------------------------   ------------------------------
                                                            Microdyne       Apcom,      Celerity              Acquisition
                                                           Corporation       Inc.     Systems, Inc.   Notes   Adjustments  Combined
                                                           ----------------------------------------   ------------------------------
Revenue                                                       $39,458        8,733         6,495                            54,686
Cost of sales                                                  23,431        5,199         2,060     (4)(7)       (520)     30,170
                                                           ----------------------------------------           ----------------------
        Gross profit                                           16,027        3,534         4,435                   520      24,516
Operating expenses:
        Selling, general and administrative expense             8,128        2,188         3,376        (8)     (1,548)     12,144
        Research and development                                1,576        1,310           801                             3,687
                                                           ----------------------------------------           ----------------------
        Total operating expenses                                9,704        3,498         4,177                (1,548)     15,831
                                                           ----------------------------------------           ----------------------

Earnings from continuing operations                             6,323           36           258                 2,068       8,685
Other expense, net                                               (568)         (44)           27        (2)       (867)     (1,452)
                                                           ----------------------------------------           ----------------------
        Earnings from continuing operations
        before income taxes                                     5,755           (8)          285                 1,201       7,233
                                                                               -
Provision for income taxes                                        -            -             119        (5)        709         828
                                                           ----------------------------------------           ----------------------

Net earnings (loss)                                           $ 5,755           (8)          166                   492       6,405
                                                           ========================================           ======================

Net earnings per share                                        $  0.44                                                      $  0.49
                                                           ============                                                  ===========

Weighted average shares outstanding, diluted                   13,177                                                       13,177
                                                           ============                                                  ===========

               NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATMENTS


1. On August 11, 1998, the Company, through its wholly owned subsidiary MCTI Acquisition Corporation, acquired all of the outstanding stock of Apcom, Inc. (Apcom) and Celerity Systems, Inc. (Celerity), together with certain assets (totaling $18,000) and liabilities (totaling $82 thousand) of their affiliated companies Acceleration Systems, Inc. (ASI) and Digital Telcom, Inc. (DTI) for consideration consisting of $16 million plus a contingent earnout payment of $1 million payable upon the acquired companies achieving a minimum operating income. In addition to the purchase price, the Company incurred approximately $1 million for certain acquisition related expenses that are being considered part of the purchase price in determining goodwill. The acquisition is being treated as a purchase for accounting purposes.


2. Microdyne's bank loans and advances were renegotiated to finance this acquisition. The new financing arrangements are described in the Company's Form 8-K dated August 26, 1998. Such financing arrangements provided for an acquisition loan of $16.5 million. After refinancing, outstanding bank debt is as follows (in millions):


                                                                                          Pro-forma
                                                                       June 30, 1998      adjustments        Combined
                                                                       -------------      -----------        --------

      Current maturities of long-term obligations                         $ 5.4             (0.5 )             4.9

      Long-term obligations                                                 3.5             16.5              20.0
                                                                            ---             ----              ----

                Total                                                     $ 8.9             16.0              24.9
                                                                            ---             ----              ----

      The acquisition loan of $ 16.5 million bears interest at approximately 7% per annum and is repayable $3.3 million annually, commencing 1999. Bank loans are secured by the assets of Microdyne Corporation and its subsidiaries, including the acquired companies. $500,000 of this loan was applied to repay outstanding bank debt of the acquired companies. Interest expense on this loan in the Pro-Forma Consolidated Statements of Operations is $1,155,000 for the year ended September 30, 1997, and $867,000 for the nine months ended June 30, 1998.


3. To give affect to the acquisition of minimal assets of ASI and DTI that arise solely from intercompany transactions with Apcom and Celerity. In addition, a $92 thousand life insurance policy on behalf of one of the shareholders has been transferred to that shareholder.

4. Inventories of work-in-process have been increased by $500,000 as a result of the purchase price allocation to properly reflect its net realizable value. Income taxes are adjusted for this change in asset valuation.

5. Deferred income tax assets have been reduced by an evaluation provision of $150,000 to recognize limitations on the application of existing tax losses to future periods.

      The provision for income taxes in the Pro-forma Consolidated Statements of Earnings for the year-ended September 30, 1997 and for the nine months ended June 30, 1998 has been adjusted to recognize the tax effect of pro-forma adjustments to expenses.

 6. The excess of the purchase price over the book value of net tangible assets acquired in this acquisition totals $10.3 million. Management has determined that $ 4.9 million of this excess is goodwill, to be amortized over 25 years. A further $5.4 million represents purchased research and product development. $ 1.0 million of this research and development has been identified with existing products and will be amortized over the expected life of those products. The balance of purchased research and development of $ 4.4 million, not identified with existing products, was written off as of the acquisition date.


7. Represents the elimination of the effects of certain intercompany transactions among Apcom, Celerity, DTI and ASI.

8. Adjustments to selling, general and administrative expenses (in thousands) are as follows:

                                                            Year ended       Nine months ended
                                                           September 30           June 30
                                                               1997                1998

      Compensation paid to
      principal stockholders                               $  (350)                (117)

      Intercompany transactions
      eliminated  in consolidation                            (334)                (312)

      Effect of deemed compensation recorded
      as a result of stock transactions prior to
       acquisition                                               -              ( 1,871)

      Amortization of goodwill                                 199                  149

      Amortization of purchased
      research and development                                 564                  423

      Corporate charges                                        240                  180
                                                               ---                  ---

                Total adjustment                          $    319               (1,548)
                                                         ---------                ------



      The acquired companies Apcom, Inc. and Celerity System, Inc. will continue to operate from their existing facilities, with existing staff of employees.

      In 1998, transactions in the capital stock of Apcom, Inc. and Celerity Systems, Inc. gave rise to a non-recurring charge for deemed compensation. These transactions are not representative of the continuing operations of these companies and have been deducted from selling, general and administrative expense in a pro-forma adjustment.

      Goodwill arising on the acquisition is amortized on the straight-line basis over 25 years.

      Purchased research and development is amortized on the straight-line basis over the future remaining product life cycle of the related products, estimated at 1 to 5 years.

      The adjustment for corporate charges represents estimated incremental administrative expense that would have been incurred had the acquisition occurred on October 1, 1997.







      (c)  Exhibits


           23.1   Consent of Rubino & McGeehin

           23.2   Consent of Ireland SanFilippo, LLP

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.



                                             MICRODYNE CORPORATION
                                             (Registrant)



Date:  October 26, 1998                      By: ------------------------
                                                  Massoud Safavi
                                                  Chief Financial Officer,
                                                  Vice-President, Finance